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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated December 19, 2002, relating to the financial statements and financial highlights which appear in the October 31, 2002 Annual Report to Shareholders of JPMorgan Fleming International Value Fund, JPMorgan Fleming International Opportunities Fund and JPMorgan Emerging Markets Equity Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights," "Independent Accountants," and "Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York
February 28, 2003